Exhibit  21  -  Subsidiaries  of  the  Registrant

Community West Bancshares owns 100% of Goleta National Bank, a national banking association.

Goleta  National  Bank  owns  70%  of  Electronic  Paycheck, a limited liability
corporation.    Electronic  Paycheck,  LLC  is  incorporated  in  the  State  of
California.